SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): November 26, 2003
                                                   (November 24, 2003)

                                UCAP Incorporated

          Colorado                      0-27480                  84-1325695
          --------                      -------                  ----------
(State or other jurisdiction    (Commission File ID No.)      (IRS Employer No.)
    of incorporation)

                        Suite 700, 14001 E. Iliff Avenue
                                Denver, CO 80014
                    (Address of principal executive offices)

                                 (303) 696-1700
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Item 2.  Change in Control of Registrant

         Pursuant to a Securities Purchase Agreement dated as of November 24, 2003 (the "Purchase Agreement"), the Company issued Two Hundred Ten Million (210,000,000) shares of its common stock to three (3) purchasers (the "Purchasers") in exchange for an aggregate consideration of Two Million One Hundred Thousand Dollars ($2,100,000) or at $0.01 per share. Under the terms of the Purchase Agreement, the Purchasers have the option to purchase up to Three Hundred Million (300,000,000) additional shares of its common stock for Three Million Dollars ($3,000,000), or at $0.01 per share, in increments of One
Hundred Million (100,000,000) shares at each of the 60, 90 and 120 day anniversaries of the initial closing date.

         As a result of the issuance of the shares of common stock pursuant to the Purchase Agreement, a change in control of the Company has occurred. After the closing, the Purchasers owned 210,000,000 shares of the Company's common stock or approximately 82.5% of the Company's common stock, with (i) The Loyr Foundation owning 100,000,000 shares of common stock, or approximately 40.5% ,
(ii) Europe Catalyst Fund owning 40,000,000 shares of common stock, or approximately 16.2%, and (iii) Absolute Return Europe Fund, Ltd. owning 70,000,000 shares of common stock, or approximately 28.4%. If the Purchasers exercise all of their options under the Purchase Agreement, the Purchasers will own 510,000,000 shares of the common stock of the Company, or approximately 93.3%.

         In connection with the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers, which grants the Purchasers one (1) demand registration per year, demand registration on Form S-3 (when available) so long as the aggregate offering price is $500,000 and piggyback registration rights.

         In addition, Colleen Brewer, the Chief Operating Officer of UCMC, has been elected to the Board of Directors of the Company.

         The Board of Directors of the Company determined that the terms of the Securities Purchase Agreement and Registration Rights Agreement were in the best interest of the Company because the Company's wholly-owned subsidiary, United Capital Mortgage Corporation ("UCMC"), immediately required additional capital in order to maintain its existing Warehouse Line of Credit with Residential Funding Corporation (the "Line of Credit"), and a failure to obtain such capital would have caused the termination of the Line of Credit, which would have resulted in the cessation of UCMC's operations, and because the Company needed additional capital for existing corporate payables and general working capital. In reaching its decision, the Board considered the fact that the Purchasers had agreed to release $100,000 to the Corporation for the payment of salaries, rent utilities and other operating expenses of the Company prior to the closing of the Purchase Agreement, and the fact that it was unlikely that the one other alternative financing that that presented itself could be completed on a timely basis. The Board also concluded that filing for protection under Chapter 11 of the United States Bankruptcy Code was unlikely to result in a greater value to the Company's shareholders than a capital infusion under the terms and conditions of the Purchase Agreement.

Item 7. Financial Statements and Exhibits.

         (c)      Exhibits

         2.1      Securities Purchase Agreement dated November 24, 2003.

         10.1     Registration Rights Agreement dated November 24, 2003.



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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                        UCAP Incorporated
                                        (Registrant)


Dated:  November 26, 2003               By: /s/ Dan Moudy
                                            ----------------------------------
                                            Dan Moudy, Chief Executive Officer




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